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                                                                 EXHIBIT 5

                              June 24, 1996

(213) 229-7000                                               C 16084-00093

Computer Sciences Corporation

2100 East Grand Avenue

El Segundo, California 90245

  Re: Computer Sciences Corporation--Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as counsel for Computer Sciences Corporation, a Nevada corporation (the "Company"), in connection with the registration by the Company on the Form S-4 Registration Statement (File No. 333-05649) filed with the Securities and Exchange Commission on June 10, 1996, as amended and re-filed as of the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), of up to 20,748,963 shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), and the Preferred Stock Purchase Rights attached to such shares of Common Stock (collectively, the "Shares"). The Shares are being issued to the stockholders of The Continuum Company, Inc., a Delaware corporation ("Continuum"), by the Company in connection with the merger of a wholly owned subsidiary of the Company with and into Continuum (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 28, 1996 by and among the Company, Continental Acquisition, Inc. and Continuum (the "Merger Agreement"). Consummation of the Merger is conditioned upon, among other things, the receipt of the requisite vote of shareholders of the Company approving the issuance of the Shares in the Merger and an amendment to the Company's Restated Articles of Incorporation increasing the number of authorized shares of Common Stock.

  We are familiar with the corporate actions taken and to be taken by the Company in connection with the Merger and the authorization and issuance of the Shares and have made such other legal and factual inquiries as we deem necessary for the purpose of rendering this opinion.
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  Based on the foregoing and in reliance thereon, and subject to the effectiveness of the Registration Statement under the Act, we are of the opinion that, (i) upon satisfaction of the conditions to closing contained in the Merger Agreement, including the receipt of the requisite shareholder approvals, the Shares will have been duly authorized for issuance, and (ii) the Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

  The Company is incorporated under the laws of the State of Nevada. We are not admitted to practice in Nevada. However, we are generally familiar with the Nevada General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to Nevada, California and federal law.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                                          Very truly yours,

                                          /s/ Gibson, Dunn & Crutcher LLP

                                          Gibson, Dunn & Crutcher LLP

PFZ/BPW/DMM